                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number 1-4785
                                                             -------------------


                              DEL WEBB CORPORATION
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                             6001 NORTH 24TH STREET
                            PHOENIX, AZ 85016 - 2021
                                  602-808-8000
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

9 3/4% SENIOR SUBORDINATED DEBENTURES DUE 2003           NEW YORK STOCK EXCHANGE
9% SENIOR SUBORDINATED DEBENTURES DUE 2006               NEW YORK STOCK EXCHANGE
9 3/4% SENIOR SUBORDINATED DEBENTURES DUE 2008           NEW YORK STOCK EXCHANGE
9 3/8% SENIOR SUBORDINATED DEBENTURES DUE 2009           NEW YORK STOCK EXCHANGE
10 1/4% SENIOR SUBORDINATED DEBENTURES DUE 2010          NEW YORK STOCK EXCHANGE
--------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)       [X]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]



Approximate number of holders of record as of the certification or notice date:

One
--------------------------------------------------------------------------------



Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       DEL WEBB CORPORATION

                                       By:    /s/ John R. Stoller
                                           -------------------------------------
                                           Name:  John R. Stoller
                                                --------------------------------
                                           Title: Senior Vice President, General
                                                  Counsel and Secretary
                                                 -------------------------------

Date: August 1, 2001